Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Terms No. 157
dated December 19, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes
Amendment No. 1 Pricing Sheet – January 3, 2007
Buffered PLUS due March 31, 2008
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based on the Value of a Global Basket of Indices

Original Issue Price	:	$10 per Buffered PLUS
Stated Principal Amount	:	$10 per Buffered PLUS
Pricing Date	:	January 3, 2007
Original Issue Date (Settlement Date)	:	January 10, 2007
Aggregate Principal Amount	:	$12,443,000
Basket	:	Basket Indices	Index Weighting	Initial Index Level
		MSCI EAFE Index® (“MSCI EAFE”)	25%	2,080.51
		S&P 500® Index (“S&P”)	20%	1,416.60
		NASDAQ-100 Index® (“NASDAQ”)	20%	1,759.37
		MSCI Emerging Markets Index (“MSCI EEM”)	15%	906.71
		Nikkei 225 Index (“Nikkei”)	10%	17,353.67
		Energy Select Sector Index (“ESSI”)	10%	567.17
Index Setting Date	:	For each of the S&P, NASDAQ and ESSI, January 3, 2007. For each of the MSCI EAFE, MSCI EEM and Nikkei, January 4, 2007.
Starting Basket Level	:	10
Upside Leverage Factor	:	2
Downside Factor	:	1.1111
Buffer Amount	:	10%
Maximum Total Return	:	11.325% per Buffered PLUS
Maximum Payment at Maturity	:	$11.325 per Buffered PLUS
Observation Date	:	March 26, 2008
Listing	:	None
CUSIP	:	61750V873
Agent	:	Morgan Stanley & Co. Incorporated
Agent’s Commissions	:	$0.1250 per Buffered PLUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“MSCI EAFE Index®” is a trademark of MSCI and has been licensed for use by Morgan Stanley. “MSCI Emerging Markets Index®” is a trademark of MSCI and has been licensed for use by Morgan Stanley. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. “The Energy Select Sector Index” is owned by The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley in connection with the Buffered PLUS. The “Nasdaq®”, “NASDAQ-100®” and “NASDAQ-100 Index®” are trade or service marks of The Nasdaq Stock Market, Inc., and have been licensed for use by Morgan Stanley. As of the issue date of the Buffered PLUS, we will have received the consent of Nihon Keizai Shimbun, Inc., the publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the Buffered PLUS. Nihon Keizai Shimbun, Inc. has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by Nihon Keizai Shimbun, Inc. We refer to MSCI, The McGraw-Hill Companies, Inc., The Nasdaq Stock Market, Inc., with its affiliates and Nihon Keizai Shimbun, Inc. as the corporations.

“Performance Leveraged Upside Securities” and “PLUS” are our service marks. The Buffered PLUS based on the Basket Indices are not sponsored, endorsed, sold or promoted by the corporations and the corporations make no representation regarding the advisability of investing in the Buffered PLUS.

Preliminary Terms No. 157 dated December 19, 2006
Prospectus Supplement for Leveraged Index-Linked Securities dated December 7, 2006
Prospectus dated January 25, 2006